Exhibit 10.1

RETIREMENT AGREEMENT AND RELEASE

THIS RETIREMENT AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Invacare Corporation, an Ohio corporation (the "Company") and Louis F.J. Slangen ("Executive"), with an Effective Date as defined herein.

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company as its Executive Vice President of Marketing and Chief Product Officer; and

WHEREAS, Executive desires to retire from his employment with the Company, and the Company accepts his retirement effective February 28, 2014; and

WHEREAS, the Company and Executive wish to resolve all matters and issues between them arising from or relating to Executive's employment by the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

ARTICLE I -- CONSIDERATION

Section 1.1. Retirement. Executive, through his signature below, voluntarily retires from his employment with the Company effective February 28, 2014 ("Date of Retirement"). The Company, through its execution below, hereby consents to and accepts Executive’s retirement. Executive’s employment records with the Company will reflect the voluntary nature of the cessation of his employment, and the Company and Executive each expressly acknowledge that he has not been "discharged" or "terminated" by the Company, constructively or otherwise.

Section 1.2. Transition Period. During the period prior to the Date of Retirement, Executive will continue to be employed by the Company (the “Transition Period”). During the Transition Period, Executive will perform such appropriate duties as may be assigned by the Company, including, but not limited to, transitioning pending business matters and aiding any person(s) designated by the Company to undertake the duties of his position. During the Transition Period, Executive will continue to be compensated at his regular pay and employee benefits as existed prior to this Agreement.

Section 1.3. Salary Continuation and Additional Payment. Upon the Effective Date of this Agreement as defined in §4.7 hereof, Executive will be entitled to the continuation of his regular salary of $398,000 per year, plus an additional amount of $10,500 per year (intended to reflect the approximate cost of certain benefits he would otherwise be entitled to receive if he remained an active employee), less applicable payroll taxes and withholdings, for a period beginning on the Date of Retirement and continuing for a period of sixteen (16) months after the Date of Retirement, through and including June 30, 2015 (the “Salary Continuation Period”). Such payments will commence on the first regular payday of the Company following both (i) the Date of Retirement and (ii) the Effective Date of this Agreement, retroactive to the day following the Date of Retirement, and shall be consistent with the Company's regular payroll practices.

Section 1.4. Guaranteed Bonus Payment for 2014. Following the Effective Date of this Agreement as defined in §4.7 hereof, and on or before April 15, 2014, the Company will make payment to Executive in a lump sum amount of $74,625, less applicable payroll taxes and withholdings (the “Guaranteed 2014 Bonus”), representing a prorated twenty-five percent (25%) share of Executive’s target bonus for 2014 for the period January 1, 2014 through March 31, 2014.

Section 1.5. Additional Guaranteed Bonus Payment for 2014. Following the Effective Date of this Agreement as defined in §4.7 hereof, Executive will receive a bonus payment equal to $111,937.50, minus applicable payroll taxes and withholdings, if any (the “Additional Guaranteed 2014 Bonus”), representing fifty percent (50%) of Executive’s target bonus for 2014 prorated seventy-five percent (75%) for the period April 1, 2014 through December 31, 2014. The Additional Guaranteed 2014 Bonus will be paid in equal semi-monthly payments commencing on April 15, 2014 and ending on December 31, 2014.

Section 1.6. Further Bonus Participation for 2014. Following the Effective Date of this Agreement as defined in §4.7 hereof, Executive will be considered for a bonus, measured as if he continued to participate in the Company’s 2014 bonus plan for its senior management group as if he had been employed for the entire calendar year 2014. As, when, and if bonus payments are paid to the Company’s senior management group based on the Company’s performance for 2014, to the extent any bonus payments paid to the senior management group based on achievement of the relevant Company performance objectives for 2014 under the Company’s executive incentive compensation plan which, when applied to Executive’s bonus participation (at a level where target bonus would be 75% of Executive’s 2014 salary of $398,000), would derive a bonus amount for Executive that exceeds $186,562.50 (i.e., the sum of the Guaranteed 2014 Bonus plus the Additional Guaranteed 2014 Bonus), the Company will make payment to Executive for any such excess amount on or before March 15, 2015.

Section 1.7. Guaranteed Bonus Payment for 2015. Following the Effective Date of this Agreement as defined in §4.7 hereof, and on or before January 15, 2015, the Company will make payment to Executive in a lump sum amount of $25,000, less applicable payroll taxes and withholdings (the “Guaranteed 2015 Bonus,” and, collectively with the Guaranteed 2014 Bonus and the Additional Guaranteed 2014 Bonus, the “Guaranteed Bonuses”), representing a guaranteed portion of Executive’s target bonus for the period January 1, 2015 through June 30, 2015.

Section 1.8. Further Bonus Participation for 2015. Following the Effective Date of this Agreement as defined in §4.7 hereof, and notwithstanding any plan requirement to be employed by the Company as of December 31, 2015, Executive will be considered for a bonus, measured as if he continued to participate in the Company’s 2015 bonus plan for its senior management group as if he had been employed for the period January 1, 2015 through June 30, 2015. As, when, and if bonus payments are paid to the Company’s senior management group based on the Company’s performance for 2015, to the extent any bonus payments paid to the senior management group based on achievement of the relevant Company performance objectives for 2015 under the Company’s executive incentive compensation plan which, when applied to Executive’s bonus participation (at a level where target bonus would be 75% of Executive’s 2014 salary of

$398,000), would derive a bonus amount for Executive that exceeds $25,000 (i.e., the Guaranteed 2015 Bonus), the Company will make payment to Executive for any such excess amount as if he had been employed for the period January 1, 2015 through June 30, 2015 (up to a maximum of his annual target bonus for one-half year equal to seventy-five percent (75%) of his 2014 annual salary, i.e., $149,250), less $25,000. To the extent any bonus payment for 2015 is due to Executive under the preceding sentence, the Company will make such payment to Executive during 2016 and on or before March 15, 2016.

Section 1.9. Death Benefit Only Plan. Upon the Effective Date of this Agreement as defined in §4.7 hereof, Executive will continue as a Participant in the Company’s Death Benefit Only Plan at 1x his annual salary, and otherwise in accordance with the terms of such plan.

Section 1.10. Personal Umbrella Insurance Coverage. Upon the Effective Date of this Agreement as defined in §4.7 hereof, Executive will retain his personal liability umbrella coverage, on the same basis as such coverage was provided to Executive prior to the Date of Retirement, continuing through the expiration of such policy’s current term.

Section 1.11. Retirement Benefits. Upon the Date of Retirement, the Executive shall become entitled to any benefits he has accrued under the Company’s retirement benefit plans, including the Invacare Corporation Retirement Savings Plan, the Invacare Corporation 401(k) Plus Benefit Equalization Plan, the Invacare Corporation Deferred Compensation Plus Plan and the Supplemental Executive Retirement Plan (the “Retirement Plans”). The Executive acknowledges that his participation as an active employee in the Retirement Plans will cease as of the Date of Retirement and he will not be entitled to any additional benefit accruals thereunder. Payments made with respect to each Retirement Plan will be made at the earliest practicable time, subject to the terms and procedures of such plan, including with respect to distribution elections previously made or to be made.

Section 1.12. Stock Options. Upon the Date of Retirement, any unvested portion of outstanding stock options held by the Executive will be immediately forfeited and any vested portions of such stock options will remain exercisable following retirement to the extent provided in the applicable award agreement.

Section 1.13. Restricted Stock. Upon the Date of Retirement, any unvested restricted stock will be immediately forfeited in accordance with the applicable award agreement.

Section 1.14. Retirement Recognition Payment. Upon the Effective Date of this Agreement as defined in §4.7 hereof, and on or before March 15, 2014, in recognition of Executive’s service to the Company, the Company will make to Executive a lump sum payment in the amount of Twenty Five Thousand Dollars ($25,000), less applicable payroll taxes and withholdings.

Section 1.15. Business Equipment. Upon the Effective Date of this Agreement as defined in §4.7 hereof, the Company will permit Executive’s continued possession and use of the Apple iPad, iPhone, and Lenovo x100c laptop computer leased by the Company and provided to Executive, subject to Executive returning such devices to the Company to permit the Company’s information technology personnel to remove any and all Company information from such devices, after which they will be returned to Executive. On or about the expiration of the Company’s lease of said iPad, iPhone, and laptop computer, the Company will transfer ownership of such devices to Executive. Further, upon the Effective Date of this Agreement as defined in §4.7 hereof, the Company will permit Executive to take ownership and possession of that certain Herman Miller office chair used by Executive in his office at the Company’s headquarters in Elyria, Ohio.

Section 1.16. Apartment. Following the Effective Date of this Agreement as defined in §4.7 hereof, the Company will reimburse Executive for the monthly rental expense and monthly expenses for gas, electric, and water for the apartment located at 36500 Chester Road, Avon, Ohio, from March 1, 2014 through and including June 7, 2014, in an aggregate amount not to exceed Four Thousand Dollars ($4,000).

Section 1.17. Business Expense Reimbursement. Following the Effective Date of this Agreement as defined in §4.7 hereof, the Company will reimburse Executive for his actual and reasonable business expenses incurred prior to the Date of Retirement, in accordance with the Company’s normal requirements and procedures for same.

Section 1.18. Effect of Change in Control. In the event a Change in Control (as defined by Section 409A of the Internal Revenue Code of 1986) of the Company is consummated on or before June 30, 2015, then any Salary Continuation and Guaranteed Bonuses that have not yet been paid under this Agreement will accelerate and be payable within ten (10) business days following the consummation of such Change in Control. Following any such Change in Control, Executive will continue to participate in the Company’s executive incentive compensation plan on the same basis, if any, as the Company’s senior management group, as provided in Sections 1.5 through 1.9 of this Agreement, giving effect to any payments of Guaranteed Bonuses already paid to Executive.

Section 1.19. Adequacy of Consideration. Executive hereby agrees and acknowledges that the payments and benefits described in §1.1 through §1.18 of this Agreement are over and above any entitlements, severance or otherwise, that he may have by reason of his retirement or other termination from employment with the Company, and that such payments and amounts constitute adequate consideration for all of Executive’s covenants and obligations set forth herein, including, but not limited to, the Release of Claims set forth in Article II of this Agreement and the other obligations of Executive set forth in Article III of this Agreement.

ARTICLE II -- RELEASE OF CLAIMS

Section 2.1. Executive's Release. In consideration of the promises and agreements set forth herein, Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parent company(ies), subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination or anti-retaliation statutes or regulations, including but not limited to Title VII of the Civil Rights Act of 1964 as amended, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (“FMLA”), Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney's fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation, humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Executive's employment and separation from employment which have occurred prior to the Effective Date of this Agreement, or which may arise as a result of his retirement as of the Retirement Date, except those matters specifically set forth herein, and except for any health, welfare, pension or retirement benefits, if any, which may have vested on Executive's behalf prior to his retirement under the generally applicable terms of such programs, and except for any claims arising solely out of Executive’s status as a shareholder of the Company.

Section 2.2. Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Agreement, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Agreement. In other words, Executive will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Agreement.

Section 2.3. Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. Through his signature below, Executive represents that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Agreement to ensure that Executive’s execution of this Agreement is knowing and voluntary. In signing below, Executive expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Agreement and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

Notwithstanding the fact that the Company has allowed Executive twenty-one (21) days to consider this Agreement, Executive may elect to execute this Agreement prior to the end of such 21-day period. If Executive elects to execute this Agreement prior to the end of such 21-day period, then by his signature below, Executive represents that he has consulted with, and been represented by, his chosen legal counsel, and his decision to accept this shortening of the time was knowing and voluntary, and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Agreement prior to end of such 21-day consideration period.

Section 2.4. Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Agreement, Executive may revoke this Agreement by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Patricia A. Stumpp, Senior Vice President--Human Resources, Invacare Corporation, One Invacare Way, Elyria, OH 44035, delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Agreement, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Agreement.

Section 2.5. Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, Executives and/or agents to induce Executive to enter into this Agreement, other than as specifically set forth herein and that Executive is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Executive has voluntarily entered into this Agreement of Executive's own free will. Executive further acknowledges that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Agreement.

ARTICLE III -- OTHER OBLIGATIONS OF EXECUTIVE

Section 3.1. Restrictive Covenants. Executive expressly re-affirms and re-acknowledges his agreement to all of his covenants and obligations contained in the Technical Information and Non-Competition Agreement between the Company and Executive dated February 28, 2011 (the “Technical Information and Non-Competition Agreement”), and further acknowledges and agrees that said covenants and obligations and the provisions of the Technical Information and Non-Competition Agreement relating to enforcement of said covenants survive Executive’s retirement.

Section 3.2. Assistance to Company. Executive agrees to make himself available to answer questions concerning business concerns, operations, pending legal concerns and/or litigation, and other special assistance as reasonably may be required by the Company, through and including the Salary Continuation Period, provided, however, that Executive’s obligations hereunder shall not exceed twelve (12) hours per month unless mutually agreed otherwise, and provided further that Executive shall be entitled to reimbursement of expenses reasonably incurred by him in his performance of his obligations under this § 3.2.

Section 3.3. Company Property. Except as provided in Article I of this Agreement, Executive shall return all tangible personal property belonging to the Company, including, but not limited to, all keys, business equipment, and computer software and/or hardware.

Section 3.4. Nondisparagement. Executive agrees not to make any disparaging or generally negative comments regarding the Company Entities or otherwise to communicate with any person in a manner tending to damage the reputation of the Company Entities. Executive and the Company have agreed upon a mutually acceptable statement and related talking points regarding his retirement from the Company. Executive agrees that any discussion or public statements will be consistent with the agreed upon statement and talking points.

Section 3.5. Permitted Disclosure. Notwithstanding the provisions of the Technical Information and Non-Competition Agreement regarding Non-Disclosure of Confidential Information, as re-affirmed and re-acknowledged in §3.1 of this Agreement, Executive may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of his retirement from employment or other transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this §3.4 shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure. The Company will be permitted to disclose a summary of, and copy of, this Agreement in a Form 8-K or other public disclosure to be filed with the SEC.

Section 3.6. Remedy for Breach of Article III. Executive agrees that each of his obligations set forth in Article III of this Agreement are material provisions of this Agreement, without which the Company would not enter into this Agreement, the violation of which by Executive will cause substantial harm to the Company, and that the actual damages resulting from a violation of any section of this Article III by Executive will be difficult or impossible to ascertain. Accordingly, in the event of any violation by Executive of any section of this Article III, and in addition to all legal or equitable remedies available to the Company to remedy such violation, Executive agrees that (i) the Company may terminate all payments and benefits owed to Executive under this Agreement and retain any remaining payments and benefits not as of then paid to Executive as liquidated damages; and (ii) Executive will repay to the Company, upon demand, all amounts paid to him pursuant to Article I of this Agreement prior to the date the Company learns of such violation by Executive, along with any other relief the Court deems to be appropriate and just.

ARTICLE IV -- MISCELLANEOUS PROVISIONS

Section 4.1. Entire Agreement. Except as provided in §3.1 of this Agreement, this Agreement contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein, including any offer or other letter agreements, any proxy statement description, or any other such agreement or document, including, but not limited to the Change in Control Agreement between the Company and Executive dated as of December 31, 2008, which Change in Control Agreement shall be of no further force and effect. This Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.

Section 4.2. Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

Section 4.3. Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

Section 4.4. No Assignment. This Agreement is personal in nature and shall not be assigned by Executive. All payments and benefits provided Executive herein shall be made to his estate in the event of his death prior to his receipt thereof.

Section 4.5. Originals. Two (2) copies of this Agreement shall be executed as “originals” so that both Executive and the Company may possess an “original” fully executed document. The parties hereto expressly agree and recognize that each of these fully executed “originals,” which may be signed in counterparts, shall be binding and enforceable as an original document representing the agreements set forth herein.

Section 4.6. Governing Law; Jurisdiction; Venue. This Agreement shall be governed under the laws of the State of Ohio. The Company and Executive each consent to venue and personal jurisdiction over them in any state or federal court with jurisdiction over Lorain County, Ohio, for the purpose of construction and enforcement of this Agreement.

Section 4.7. Effective Date. This Agreement shall become effective only upon (a) execution of this Agreement by Executive after the expiration of the twenty-one (21) day consideration period described in §2.3 of this Agreement, unless such consideration period is shortened as provided in §2.3 of this Agreement; and (b) the expiration of the seven (7) day period for revocation of this Agreement by Executive described in §2.4 of this Agreement.

Section 4.8. Acknowledgement by Company. To the knowledge of the Company, it does not currently have a claim against Executive. The "knowledge" of the Company means the actual knowledge of the named executive officers of the Company listed in the Company’s 2013 proxy statement (other than Executive).

Section 4.9. Compliance with Section 409A; Taxes. It is the intention and purpose of the Company that this Agreement and all benefits provided hereunder or in connection herewith shall be, at all relevant times, in compliance with (or exempt from) Section 409A of the Internal Revenue Code of 1986, as amended and related regulations (the “Code”), and this Agreement and such benefits shall be so interpreted and administered. Notwithstanding anything herein to the contrary, (i) if at the Date of Retirement Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of Executive’s termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Date of Retirement (or the earliest date as is permitted under Section 409A of the Code), (ii) any reimbursements provided under this Agreement, including reimbursement of business expenses provided under Section 3.2 of this Agreement, shall be made no later than the end of Executive’s taxable year following Executive’s taxable year in which such expense was incurred; in addition, the amounts eligible for reimbursement during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement in any other taxable year under this Agreement, and (iii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 4.9; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive or any beneficiary or dependent with respect thereto or with respect to the tax consequences or effects to them of any of the provisions of, or benefits or payments provided under, pursuant to or in connection with, this Agreement (including under the plans and programs referred to herein).

CAUTION TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT.
IN WITNESS WHEREOF, Executive and the Company agree as set forth above:

DATE OF EXECUTION BY EXECUTIVE:	AGREED TO AND ACCEPTED BY:

February 26, 2014	/s/ Louis F.J. Slangen
Louis F.J. Slangen

EXECUTION WITNESSED BY:

/s/ David B. Kearns
David B. Kearns

DATE OF EXECUTION BY COMPANY:	AGREED TO AND ACCEPTED BY
INVACARE CORPORATION

February 26, 2014	BY: /s/ Gerald B. Blouch
Gerald B. Blouch
TITLE: President & Chief Executive Officer

EXECUTION WITNESSED BY:

/s/ Anthony C. LaPlaca
Anthony C. LaPlaca